Exhibit 10.3

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made as of July 23, 2019, between KBL Merger Corp. IV (the “Company”), and George Hornig (“Executive”) (collectively, the Company and Executive are the “Parties”).

WHEREAS, this Agreement is being entered into in connection with that certain proposed Business Combination Agreement between the Company, CannBioRx Life Sciences Corp., Katexco Pharmaceuticals Corp., CannBioRex Pharmaceuticals Corp., 180 Therapeutics L.P., and certain other parties (the “Combination Agreement”). The effectiveness of this Agreement is conditioned upon the closing of the transactions contemplated by the Combination Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1. Start Date; Employment Term. Executive’s employment with the Company pursuant to this Agreement will commence on the closing of the transactions contemplated by the Combination Agreement (the “Start Date”) and end on the third (3rd) anniversary of the Start Date (the “Initial Term”); provided, however, that on such anniversary and on each anniversary thereafter (each, an “Extension Date”), the term of Executive’s employment under this Agreement shall be automatically extended for an additional one (1) year period (each, a “Renewal Term”), unless the Company or the Executive provides the other at least ninety (90) days’ prior written notice before the next Extension Date that the Initial Term or Renewal Term, as applicable, shall not be so extended. This Agreement shall automatically terminate without any action on the part of any person and be void ab initio if the Combination Agreement is terminated in accordance with its terms, and neither the Company nor any other person shall have any liability to Executive under this Agreement if the Closing does not occur. The period of time from the Start Date through the termination of this Agreement and Executive’s employment hereunder pursuant to its terms is hereafter referred to as the “Employment Term.”

2. Position; Duties. During the Employment Term, Executive shall serve as the Chief Operating Officer and Acting Chief Financial Officer, reporting to the Chief Executive Officer (the “CEO”). Executive shall also serve as a Director on the Company’s Board. During the Employment Term, Executive shall perform such duties and responsibilities on behalf of the Company and its affiliates as are consistent with Executive’s position and titles, including, without limitation, working at the direction of the CEO with respect to (a) creating, planning and integrating the strategic direction of the Company (b) engaging and retaining advisors and other key employees and consultants of the Company; (c) reviewing the Company’s budgets; (d) reviewing the Company’s annual strategic plan; and (e) reviewing all mergers and acquisitions of other companies and assets including disposition and licensing of all intellectual property and patents.

3. Compensation.

(a) Base Salary. Executive’s annual base salary will initially be $250,000 per year, payable in accordance with the Company’s normal payroll procedures, less all applicable withholdings and deductions. On the first anniversary of the Effective Date and on each anniversary thereafter, the then-current base salary shall be increased by ten-percent (10%). The base salary, as increased in accordance with this Section 3(a), will thereinafter be referred to as the “Base Salary.”

(b) Bonus. Executive will be eligible to receive an annual bonus, with a target bonus opportunity equal to fifty-percent (50%) of Executive’s then-current base salary, based upon the Company’s achievement of performance and management objectives as set and approved by the Board in consultation with the Executive. The annual bonus shall be paid on or before February 15th of the year following the year in which the bonus is earned. Executive must be employed by the Company on the date of payment in order to earn and receive any annual bonus, unless Executive is terminated without Cause or resigns with Good Reason.

(c) Equity Award. The Company will grant to Executive, as of the Start Date, equity awards of the Company in an amount to be recommended by the CEO and approved by the Board. The equity awards will vest ratably on a monthly basis over 36 months, beginning on the last day of the month of the date of grant; provided however, that the equity awards will vest immediately upon Executive’s death or disability (as defined in section 4(b)), termination without Cause or a termination by the Executive for Good Reason, a change in control of the Company (as defined in the Company’s equity incentive plan or agreement) or upon a sale of the Company. Such equity award shall be subject to such other provisions to be set forth in Company’s equity incentive plan established and a grant agreement to be entered into between Executive and the Company, which grant agreement shall be no less favorable than that for other senior executives and directors of the Company.

(d) Benefits. Executive will be eligible to participate in the benefits offered by the Company, including, without limitation, any health insurance, retirement, and fringe benefits offered by the Company, in accordance with the applicable terms of the benefit program, plan, or arrangement.

(e) Office. The Company shall provide the Executive with office space located in New York City.

4. Termination of Employment. The Company or the Executive may terminate the Executive’s employment pursuant to this Section 4. Upon any termination of the Executive’s employment, the Company shall have no further obligations to the Executive under this Agreement other than for payment of any accrued but unpaid base salary, properly incurred but unreimbursed business expenses, accrued but unused vacation, and severance payments, if any, required under Section 5. Rights and benefits of the Executive under the benefit plans and programs of the Company shall be determined in accordance with the provisions of such plans and programs.

(a) Death. The Executive’s employment will terminate upon the Executive’s death.

(b) Disability. The Company may terminate the Executive’s employment by reason of the Executive’s becoming subject to a Disability (as defined in the following sentence) upon the Company providing thirty (30) days’ prior notice to Executive of its intention to terminate Executive’s employment due to his or her Disability. For purposes of this Agreement, “Disability” means the Executive is unable to perform the essential functions of his or her position, with or without a reasonable accommodation, for a period of ninety (90) consecutive calendar days or one-hundred and eighty (180) non-consecutive calendar days within any rolling twelve (12) month period.

(c) Cause. The Company may terminate the Executive’s employment under this Agreement for “Cause.” For purposes of this Agreement, “Cause” means any of the following: (i) Executive’s engaging in any acts of fraud, theft, or embezzlement involving the Company; (ii) Executive’s conviction, including any plea of guilty or nolo contendere, of any felony crime which is relevant to the Executive’s position with the Company; and (iii) Executive’s material violation of this Agreement which is materially damaging to the reputation or business of the Company, provided that prior to terminating Executive for Cause, the Board must first (A) provide notice to Executive specifying in reasonable detail the condition giving rise to Cause for termination no later than the sixtieth (60th) day following the occurrence of that condition; (B) provide the Executive a period of thirty (30) days to remedy the condition, if subject to remedy, and so specify in the notice; and (C) terminate his employment for Cause within thirty (30) days following the expiration of the period to remedy if the Executive fails to remedy the condition.

(d) Without Cause. The Company may terminate the Executive’s employment without Cause on sixty (60) days’ prior written notice to the Executive.

(e) By the Executive for Good Reason. The Executive may terminate his employment for Good Reason by (A) providing notice to the Company specifying in reasonable detail the condition giving rise to the Good Reason no later than the sixtieth (60th) day following the occurrence of that condition; (B) providing the Company a period of thirty (30) days to remedy the condition if subject to remedy, and so specifying in the notice; and (C) terminating his employment for Good Reason within thirty (30) days following the expiration of the period to remedy if the Company fails to remedy the condition. The following, if occurring without the Executive’s consent, shall constitute “Good Reason” for termination by the Executive: (i) a material diminution in the nature or scope of the Executive’s title, authority or responsibilities; (ii) a material adverse change in the Executive’s duties, including, without limitation, such duties set forth in Section 2; (iii) a requirement that the Executive report to any person other than the Board; (iv) a material reduction in Base Salary or target bonus opportunity; or (v) the Company’s breach of a material provision of this Agreement.

(f) By the Executive without Good Reason. The Executive may terminate his employment hereunder at any time upon thirty (30) days’ prior written notice to the Company.

(g) Expiration. Executive’s employment will terminate automatically upon the expiration of the Initial Term or Renewal Term, as applicable, if either party has elected not to extend the Initial Term or Renewal Term in accordance with Section 1.

5. Payments on Termination.

(a) Termination Without Cause; For Good Reason. Subject to Section 5(b), in the event the Company terminates the employment of Executive without Cause pursuant to Section 4(d), Executive resigns for Good Reason pursuant to Section 4(e), or the Executive’s employment terminates due to expiration of the Employment Term in accordance with Section 4(g) following the Company’s delivery to Executive of a notice of intent not to renew pursuant to Section 1, then the Company shall pay to the Executive, in addition to any amounts payable under Section 4, (i) severance payments in the form of continued Base Salary, at Executive’s Base Salary as then in effect, for the thirty-six (36) month period following the effective date of the Executive’s termination if such termination happens during the first year of the Executive’s employment, twenty four months (24) if termination happens in the second year of the Executive’s employment, and twelve (12) months if the termination happens in the third year of the Executive’s employment or thereafter; (ii) payment of any accrued and unpaid annual bonus for any year preceding the year in which Executive’s employment terminates; (iii) payment of a pro rata annual bonus for the year in which Executive’s employment terminates calculated by multiplying the target bonus amount by a fraction, the numerator of which is the number of calendar days elapsed in the year as of the effective date of Executive’s termination of employment and the denominator of which is 365; and (iv) payment by the Company of Executive’s monthly health insurance premiums for a period matching the period that Executive is entitled to severance payments pursuant to section 5(a)(i) hereof. The severance in 5(a)(i) and (iv) will be paid pursuant to the Company’s payroll schedule then in effect commencing on the sixtieth (60th) day following the last day of employment and the payments in 5(a)(ii) and (iii) will be paid on the sixtieth (60th) day following the last day of empoyment.

(b) Requirement of Release. As a condition precedent to receiving any of the severance payments pursuant to Section 5(a), Executive must execute (without revocation) a general release of claims in a form mutually agreed to by the Company and the Executive (the “Release”). The Release must be effective and irrevocable prior to the sixtieth (60th) day following the Executive’s last day of employment. If the Executive fails to execute the Release pursuant to this Section 5(b), the Executive shall forfeit and not be entitled to any severance payments under Sections 5(a).

6. Section 409A Compliance. This Agreement and any payments or benefits provided hereunder shall be interpreted, operated and administered in a manner intended to avoid the imposition of additional taxes under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). Further, the Company and Executive hereto acknowledge and agree that the form and timing of the payments and benefits to be provided pursuant to this Agreement are intended to be exempt from, or to comply with, one or more exceptions to the requirements of Section 409A of the Code. Notwithstanding anything contained herein to the contrary, to the extent required to avoid accelerated taxation or tax penalties under Section 409A of the Code, Executive shall not be considered to have terminated employment for purposes of this Agreement and no payments shall be due to Executive under this Agreement that are payable upon Executive’s termination of employment until Executive would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A of the Code. In addition, for purposes of this Agreement, each amount to be paid or benefit to be provided to Executive pursuant to this Agreement shall be construed as a separate identified payment for purposes of Section 409A of the Code. If the Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered deferred compensation under Section 409A payable on account of a “separation from service,” such payment or benefit shall not be made or provided until the date which is the earlier of (i) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Executive, and (ii) the date of the Executive’s death, to the extent required under Section 409A. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section 6 (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. With respect to expenses eligible for reimbursement under the terms of this Agreement: (i) the amount of such expenses eligible for reimbursement in any taxable year shall not affect the expenses eligible for reimbursement in another taxable year; and (ii) any reimbursements of such expenses shall be made no later than the end of the calendar year following the calendar year in which the related expenses were incurred, except, in each case, to the extent that the right to reimbursement does not provide for a “deferral of compensation” within the meaning of Section 409A of the Code.

7. Representations. Executive represents and warrants to the Company that (a) the execution, delivery and performance of this Agreement by Executive does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which Executive is bound, (b) Executive is not a party to or bound by any employment agreement, noncompetition agreement or confidentiality agreement with any other person or entity (other than any such agreement with any subsidiary or predecessor of the Company) and (c) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms.

8. Survival. Executive acknowledges and agrees that Sections 5-10 of this Agreement shall survive the separation of Executive’s employment for any reason.

9. Severability. The Parties intend for this Agreement to be enforced as written. However, if any section or portion of a section of this Agreement shall to any extent be declared illegal or unenforceable by a duly authorized court having jurisdiction, (a) then the remainder of this Agreement, or the application of such section or portion of such section in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each section or portion of such section of this Agreement shall be valid and enforceable to the fullest extent permitted by law; and/or (b) because of the scope of a section or portion of such section is found to be unreasonable, the Company and Executive agree that the court making such determination shall have the power to “blue-pencil” the Agreement as necessary to make it reasonable in scope; and in its reduced or blue-penciled form such section or portion of such section shall then be enforceable and shall be enforced.

10. Miscellaneous.

(a) Deductions and Withholding. Executive agrees that the Company and/or its subsidiaries or affiliates shall withhold from any and all compensation paid to or required to be paid to Executive pursuant to this Agreement all federal, state, local and/or other taxes which the Company determines are required to be withheld in accordance with applicable statutes and/or regulations from time to time in effect and all amounts required to be deducted in respect of Executive’s coverage under applicable employee benefit plans.

(b) Integration. This Agreement embodies the entire agreement and understanding between the Parties with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof. No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in this Agreement shall affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement.

(c) Successors. This Agreement shall inure to the benefit of and be enforceable by Executive’s personal representatives, executors, administrators, heirs, distributees, devisees and legatees. The Company shall take commercially reasonable efforts to require any successor to the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Executive’s rights and obligations under this Agreement may not be assigned by Executive without the prior written consent of the Company.

(d) Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

(e) Amendment. This Agreement may be amended or modified only by a written instrument signed by Executive and by a duly authorized representative of the Company.

(f) Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware without regard to principles of conflict of laws.

(g) Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement effective on the date and year first above written.

KBL Merger Corp. IV

By:	/s/ Sherrill Neff
Name:	Sherrill Neff
Title:	Independent Director

By:	/s/ Andrew Sherman
Name:	Andrew Sherman
Title:	Independent Director

By:	/s/ Joseph Williamson
Name:	Joseph Williamson
Title:	Independent Director

EMPLOYEE
/s/ George Hornig
George Hornig